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         FORM 15.-CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION
        UNDER SECTION 12(g) OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
              SECTIONS 13 AND 13(d) OF THE SECURITIES EXCHANGE ACT


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                                  Commission file number  1-8509


                           NANTUCKET INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


                         510 BROADHOLLOW ROAD, SUITE 300
                               MELVILLE, NY 11747
                                 (516)-293-3217
          (Address and telephone number of principal executive offices)


                          COMMON STOCK, $.10 PAR VALUE
                          ----------------------------
            (Title of each class of securities covered by this form)


                                      NONE
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          RULE 12G-4(a)(1)(i)      [ ]            RULE 12H-3(b)(1)(i)      [ ]
          RULE 12G-4(a)(1)(ii)     [ ]            RULE 12H-3(b)(1)(ii)     [ ]
          RULE 12G-4(a)(2)(i)      [ ]            RULE 12H-3(b)(2)(ii)     [ ]
          RULE 12G-4(a)(2)(ii)     [ ]            RULE 12H-3(b)(2)(ii)     [ ]
                                                  RULE 15D-6               [X]

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Approximate number of holders of record as of the certification or notice date:  265
                                                                                 ---
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Pursuant to the requirements of the Securities Exchange Act of 1934 Nantucket
Industries, Inc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     April 17, 1998

          /s/ Nick J. Dmytryszyn
By:       Nick J. Dmytryszyn
          Chief Financial Officer